UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  December 31, 2007

CFS BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

INDIANA
(State or Other Jurisdiction of Incorporation)

000-24611	35-2042093
(Commission File Number)	(IRS Employer Identification No.)

707 Ridge Road, Munster, Indiana	46321
(Address of Principal Executive Offices)	(Zip Code)

(219) 836-5500
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02            Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers

(e)            On December 31, 2007, CFS Bancorp Inc., its wholly-owned subsidiary, Citizens Financial Bank (the “Bank”), and Thomas L. Darovic, an Executive Vice President of the Bank, entered into a separation agreement (the “Agreement”) regarding Mr. Darovic’s employment.  Pursuant to the Agreement, Mr. Darovic’s employment with the Bank will end effective at the close of business on January 31, 2008.

Mr. Darovic will receive separation payments totaling $196,449 along with health and dental benefits coverage continuing for one full year from the date of the Agreement and a payment totaling $6,316 which represents the premium for one year for life insurance and long-term disability coverage.  In addition, Mr. Darovic will be eligible for a fiscal year 2007 bonus under the executive annual incentive plan to the extent earned based on performance which shall be payable when bonuses are payable to senior executives of the Bank.  Mr. Darovic is also entitled based upon the Agreement to $12,500 due to the forfeiture of Mr. Darovic’s unvested restricted stock award totaling 1,000 shares and other unvested long-term incentives.  Mr. Darovic has 30 days from January 31, 2008 to exercise 49,000 stock options at an average price of $14.05 awarded under the CFS Bancorp, Inc. 2003 Stock Option Plan and six months from the same date to exercise 20,000 stock options at an average price of $13.55 awarded under the CFS Bancorp, Inc. 1998 Stock Option Plan.

As required by law, Mr. Darovic has seven days from the execution date of the Agreement to revoke his execution of the Agreement.  This Agreement terminates any previous employment agreements between CFS Bancorp, Inc., the Bank and Mr. Darovic.

ITEM 9.01                                 Financial Statements and Exhibits

(a)	Not applicable.
(b)	Not applicable.
(c)	Exhibits

The following exhibit is filed herewith.

Exhibit Number                                       Description

10.2                                            Separation Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CFS BANCORP, INC.

Date: January 3, 2008	By:	/s/ Joyce M. Fabisiak
Joyce M. Fabisiak
Vice President